Exhibit 10.1

SECURITIES EXCHANGE AGREEMENT

BY AND AMONG

ARMEAU BRANDS, INC.,

271 LAKE DAVIS HOLDINGS, LLC D/B/A/ SANSAL

and

THE MEMBERS OF 271 LAKE DAVIS HOLDINGS, LLC D/B/A SANSAL

Dated as of September 27, 2017

SECURITIES EXCHANGE AGREEMENT

This SECURITIES EXCHANGE AGREEMENT (the “Agreement”), dated as of the 27th day of September, 2017, is made by and among ARMEAU BRANDS, INC., a Nevada corporation (“ARMEAU”), 271 LAKE DAVIS HOLDINGS, LLC D/B/A SANSAL, a Delaware limited liability company (“SANSAL”) and the members of SANSAL listed on Exhibit A hereto (each a “Member,” and collectively, the “Members”). ARMEAU, SANSAL and the Members are referred to herein individually, as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, the Members owns one hundred percent (100%) of the issued and outstanding limited liability company membership interests in SANSAL, in the amounts set forth beside their respective names on Exhibit A (the “SANSAL Interests”); and

WHEREAS, the Members have agreed to sell, transfer, assign, convey and deliver the SANSAL Interests to ARMEAU, and ARMEAU has agreed to acquire the SANSAL Interests from the Member in SANSAL in exchange for the issuance to the Members of an aggregate of 7,800,000 “restricted” shares of common stock of ARMEAU in the amounts set forth beside their respective names on Exhibit A (the “ARMEAU Shares”), which gives the Members eighty percent (80%) of the issued and outstanding common stock of ARMEAU after consummation of the transactions contemplated hereby, all on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, and the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

The following capitalized terms, when used in this Agreement, shall have the following respective meanings:

“Accredited Investor” has the meaning set forth in Rule 501(a) under the Securities Act.

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Agreement” has the meaning set forth in the preamble.

“ARMEAU” has the meaning set forth in the preamble.

“ARMEAU Indemnified Parties” means ARMEAU and its respective Affiliates and the officers, directors, employees, attorneys and agents of such Persons.

“ARMEAU Most Recent Fiscal Year End” means January 31, 2017.

“ARMEAU Organizational Documents” has the meaning set forth in Section 5.6.

“ARMEAU Shares” has the meaning set forth in the recitals.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in Miami, Florida are generally closed for business.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral contract, lease, license, indenture, note, bond, agreement, arrangement, understanding, permit, concession, franchise or other instrument.

“Damages” has the meaning set forth in Section 9.2.

“Environmental Laws” has the meaning set forth in Section 4.18.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same will then be in effect

“GAAP” means, with respect to any Person, generally accepted accounting principles in the U.S. applied on a consistent basis with such Person’s past practices.

“Governmental Authority” means any domestic or foreign, federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body.

“Hazardous Materials” has the meaning set forth in Section 4.18.

“Indebtedness” means without duplication, (a) all indebtedness or other obligation of the Person for borrowed money, whether current, short-term, or long-term, secured or unsecured; (b) all indebtedness of the Person for the deferred purchase price for purchases of property outside the Ordinary Course of Business; (c) all lease obligations of the Person under leases which are capital leases in accordance with GAAP; (d) any off-balance sheet financing of the Person including synthetic leases and project financing; (e) any payment obligations of the Person in respect of banker’s acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables); (f) any liability of the Person with respect to interest rate swaps, collars, caps and similar hedging obligations; (g) any liability of the Person under deferred compensation plans, phantom stock plans, severance or bonus plans, or similar arrangements made payable as a result of the transactions contemplated herein; (h) any indebtedness referred to in clauses (a) through (g) above of any other Person which is either guaranteed by, or secured by a security interest upon any property owned by, the Person; and (i) accrued and unpaid interest of, and prepayment premiums, penalties or similar contractual charges arising as result of the discharge at Closing of, any such foregoing obligation.

“Indemnified Party” has the meaning set forth in Section 11.3.

“Indemnifying Party” has the meaning set forth in Section 11.3.

“Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

“Knowledge” shall mean, except as otherwise explicitly provided herein, actual knowledge after reasonable investigation. ARMEAU and SANSAL shall be deemed to have “Knowledge” of a matter if any of their respective, directors, managers, officers or employees has Knowledge of such matter.

“Laws” means, with respect to any Person, any U.S. or non-U.S., federal, national, state, provincial, local, municipal, international, multinational or other Law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“License” means any security clearance, permit, license, variance, franchise, Order, approval, consent, certificate, registration or other authorization of any Governmental Authority or regulatory body, and other similar rights.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, financial condition, operations, results of operations, assets, customer, supplier or employee relations or future prospects of such Person.

“Member” or “Members” has the meaning set forth in the preamble.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority or regulatory body.

“Operating Agreement” has the meaning set forth in Section 4.6.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” and “Parties” have the respective meanings set forth in the preamble.

“Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

“Principal Market” means the OTCPink tier of the over-the-counter market operated by OTC Markets Group, Inc.

“SANSAL” has the meaning set forth in the preamble.

“SANSAL Disclosure Schedule” has the meaning set forth in Article IV.

“SANSAL Indemnified Parties” means SANSAL and the Members and their respective Affiliates and the managers,officers. employees, attorneys and agents of such Persons.

“SANSAL Interests” has the meaning set forth in the Recitals.

“SANSAL Most Recent Fiscal Year End” means December 31, 2016.

“SANSAL Organizational Documents” has the meaning set forth in Section 4.6.

“SEC” means the U.S. Securities and Exchange Commission, or any successor agency thereto.

“SEC Reports” has the meaning set forth in Section 5.18.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same will be in effect at the time.

“Tax Return” means all returns, declarations, reports, estimates, statements, forms and other documents filed with or supplied to or required to be provided to a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Tax” or “Taxes” means all taxes, assessments, duties, levies or other charge imposed by any Governmental Authority of any kind whatsoever together with any interest, penalties, fines or additions thereto and any liability for payment of taxes whether as a result of (i) being a member of an affiliated, consolidated, combined, unitary or similar group for any period, (ii) any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any Person, (iii) being liable for another Person’s taxes as a transferee or successor otherwise for any period, or (iv) operation of Law.

“Third Party” has the meaning set forth in Section 11.4(a).

“Transaction Documents” means, collectively, this Agreement and all agreements, certificates, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“U.S.” means the United States of America.

ARTICLE II

SECURITIES EXCHANGE; CLOSING

Section 2.1     Securities Exchange. At Closing, the Members shall sell, transfer, convey, assign and deliver the SANSAL Interests, representing one hundred percent (100%) all of the issued and outstanding limited liability company membership interests in SANSAL, to ARMEAU, and in consideration therefor, subject to Section 2.2, ARMEAU shall issue the ARMEAU Shares to the Members, in the names and denominations set forth on Exhibit A.

Section 2.2      Contribution of Shares. At Closing, Jaitegh Singh(“JT”), the holder of all 7,500,000 “restricted” shares of ARMEAU common stock outstanding as of the date of this Agreement, shall contribute such shares to the capital of the Company.

Section 2.3 Closing. Upon the terms and subject to the conditions of this Agreement, the transactions contemplated by this Agreement shall take place at a closing (“Closing”) to be held by electronic or overnight courier exchange of documents contemporaneously with the execution of this Agreement by the Parties. The date Closing occurs is referred to herein as the “Closing Date.”

Section 2.4 Closing Deliveries by ARMEAU. At Closing, ARMEAU shall deliver, or cause to be delivered to the Members, as applicable, (a) certificates evidencing the ARMEAU Shares registered in the name of the Members; (b) the resignation of JT as the sole director and executive officer of ARMEAU; (c) the appointment of designees of the Members as members of the board of directors of ARMEAU; (d) certificates evidencing the “restricted” shares of ARMEAU being contributed to the capital of ARMEAU pursuant to Section 2.2, duly endorsed for transfer, with signature medallion guaranteed; and (e) such other customary closing documents and certificates as SANSAL and the Members or their counsel may reasonably request

Section 2.5 Closing Deliveries by SANSAL and Members. At Closing, SANSAL and the Members, as applicable, shall deliver, or cause to be delivered to ARMEAU, (a) executed transfer powers in the form attached as Exhibit B hereto, selling, transferring, assigning, conveying and delivering title to the SANSAL Interests hereto to ARMEAU; and (b) such other customary closing documents and certificates as ARMEAU or its counsel may reasonably request.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Each Member, as to himself, herself or itself only, hereby represents and warrants to ARMEAU as follows:

Section 3.1     Authority. The Member has all requisite authority and power to enter into and deliver this Agreement and any of the other Transaction Documents to which the Member is a party, and any other certificate, agreement, document or instrument to be executed and delivered by the Member in connection with the transactions contemplated hereby and thereby and to perform his, hers or its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Transaction Documents to which such Member is a party will be, duly and validly authorized and approved, executed and delivered by the Member.

Section 3.2     Binding Obligations. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties hereto and thereto other than the Member, this Agreement and each of the Transaction Documents to which the Member is a party are duly authorized, executed and delivered by the Member, and constitutes the legal, valid and binding obligations of the Member, enforceable against the Member in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 3.3     No Conflicts. Neither the execution or delivery by the Member of this Agreement or any Transaction Document to which the Member is a party, nor the consummation or performance by the Member of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which the Member is a party or by which the properties or assets of the Member are bound; or (b) contravene, conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, impair the rights of the Member under, or alter the obligations of any Person under, or create in any Person the right to terminate, amend, accelerate or cancel, or require any notice, report or other filing (whether with a Governmental Authority or any other Person) pursuant to, or result in the creation of a Lien on any of the assets or properties of SANSAL under, any note, bond, mortgage, indenture, Contract, License, permit, franchise or other instrument or obligation to which the Member is a party or any of the Member’s assets and properties are bound or affected, except for any such contraventions, conflicts, violations, or other occurrences as could not reasonably be expected to have a Material Adverse Effect on the Member or the Member’s SANSAL Interests.

Section 3.4     Ownership of SANSAL Interests. The Member owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to ARMEAU pursuant to this Agreement, the Member’s SANSAL Interests, free and clear of any and all Liens. There are no options, rights, voting trusts or any other Contracts or understandings to which the Member is a party or by which the Member or the Member’s SANSAL Interests are bound with respect to the issuance, sale, transfer, voting or registration of the Member’s SANSAL Interests. At the Closing Date, ARMEAU will acquire good, valid and marketable title to the Member’s SANSAL Interests free and clear of any and all Liens.

Section 3.5    Certain Proceedings. There is no Action pending against, or to the Knowledge of the Member, threatened against or affecting, the Member by any Governmental Authority or other Person with respect to the Member that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

Section 3.6     No Brokers or Finders. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Member for any SEC, fee or other compensation as a finder or broker, or in any similar capacity, based upon arrangements made by or on behalf of the Member and the Member will indemnify and hold ARMEAU harmless against any liability or expense arising out of, or in connection with, any such claim.

Section 3.7      Investment Representations.

(a)          Purchase Entirely for Own Account. The Member is acquiring the Member’s ARMEAU Shares proposed to be acquired hereunder for investment for the Member’s own account and not with a view to the resale or distribution of any part thereof, and the Member has no present intention of selling or otherwise distributing such ARMEAU Shares, except in compliance with applicable securities Laws.

(b)       Restricted Securities. The Member understands that the ARMEAU Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, when acquired by the Member pursuant hereto, the ARMEAU Shares would be acquired in a transaction not involving a public offering. The issuance of the ARMEAU Shares hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(a)(2) of the Securities Act. The Member further acknowledges that if the ARMEAU Shares are issued to the Member in accordance with the provisions of this Agreement, the Member’s ARMEAU Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Member represents that he, she or it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby, and specifically those in subparagraph (i) thereof, and by the Securities Act.

(c)       Acknowledgment of Non-Registration. The Member understands and agrees that the ARMEAU Shares to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities Laws of any state of the U.S.

(d)       Status. By executing of this Agreement, the Member represents and warrants to ARMEAU that the Member is an Accredited Investor. The Member understands that the ARMEAU Shares are being offered and sold to the Member in reliance upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Members set forth in this Agreement, in order that ARMEAU may determine the applicability and availability of the exemptions from registration of the ARMEAU Shares on which ARMEAU is relying.

(e)       Additional Representations, Warranties and Covenants. The Member (i) consents to the placement of a legend on any certificate or other document evidencing the Member’s ARMEAU Shares substantially in the form set forth in Section 3.8(a); (ii) has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect his interests in connection with the transactions contemplated by this Agreement; (iii) has consulted, to the extent that he has deemed necessary, with his tax, legal, accounting and financial advisors concerning the Member’s acquisition of the ARMEAU Shares and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the ARMEAU Shares; (iv) has had access to the SEC Reports; (vi) has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding ARMEAU that such the Member has requested and all such public information is sufficient for the Member to evaluate the risks of acquiring the ARMEAU Shares; (vii) has been afforded the opportunity to ask questions of and receive answers concerning ARMEAU and the terms and conditions of the issuance of the ARMEAU Shares; (viii) is not relying on any representations and warranties concerning ARMEAU made by ARMEAU or any officer, employee or agent of ARMEAU, other than those contained in this Agreement or the SEC Reports; (ix) will not sell or otherwise transfer the ARMEAU Shares, unless either (A) the transfer of the ARMEAU Shares is registered under the Securities Act; or (B) an exemption from registration of the ARMEAU Shares is available; (x) understands and acknowledges that ARMEAU is under no obligation to register the ARMEAU Shares for sale under the Securities Act; (xi) represents and warrants that the address furnished to ARMEAU is the principal residence of the Member; (xii) understands and acknowledges that the ARMEAU Shares have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning ARMEAU that has been supplied to the Member and that any representation to the contrary is a criminal offense; and (xiii) acknowledges that the representations, warranties and agreements made by the Member herein shall survive the execution and delivery of this Agreement and the acquisition of the ARMEAU Shares.

(f)         Consent. The Member understands and acknowledges that ARMEAU may refuse to transfer the ARMEAU Shares, unless the Member complies with Section 3.7 and any other restrictions on transferability set forth herein. The Member consents to ARMEAU making a notation on its records or giving instructions to any transfer agent of ARMEAU Shares in order to implement the restrictions on transfer of the ARMEAU Shares.

Section 3.8      Stock Legends.          The Member hereby agrees with ARMEAU as follows:

(a)         The certificates evidencing the Member’s ARMEAU Shares and each certificate issued in transfer thereof, will bear the following or similar legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

(b)         The certificates representing the ARMEAU Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable Law, including, without limitation, any state corporate and state securities Law, or Contract.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SANSAL

SANSAL hereby represents and warrants to ARMEAU, subject to the exceptions and qualifications specifically set forth or disclosed in writing in the disclosure schedule delivered by SANSAL simultaneously herewith (the “SANSAL Disclosure Schedule”), as follows:

Section 4.1     Organization and Qualification. SANSAL is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate authority and power, Licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it, and is duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on SANSAL.

Section 4.2     Authority. SANSAL has have all requisite authority and power (as a limited liability company and otherwise), Licenses, authorizations, consents and approvals to enter into and deliver this Agreement and any of the other Transaction Documents to which SANSAL is a party and any other certificate, agreement, document or instrument to be executed and delivered by SANSAL in connection with the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by SANSAL and the performance by SANSAL of its obligations hereunder and thereunder and the consummation by SANSAL of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of SANSAL. SANSAL does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Person or Governmental Authority in order for the Parties to execute, deliver or perform this Agreement or the transactions contemplated hereby. This Agreement has been, and each of the Transaction Documents to which SANSAL is a party will be, duly and validly authorized and approved, executed and delivered by SANSAL.

Section 4.3     Binding Obligations. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties hereto and thereto other than SANSAL, this Agreement and each of the Transaction Documents to which SANSAL is a party are duly authorized, executed and delivered by SANSAL and constitutes the legal, valid and binding obligations of SANSAL enforceable against SANSAL in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 4.4     No Conflicts. Neither the execution nor the delivery by SANSAL of this Agreement or any Transaction Document to which SANSAL is a party, nor the consummation or performance by SANSAL of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the SANSAL Organizational Documents; (b) contravene, conflict with or result in a violation of any Law, Order, charge or other restriction or decree applicable to SANSAL, or by which SANSAL or any of its respective assets and properties are bound or affected, including without limitation, applicable rules and regulations of the TTB relating to reporting requirements, product and label registrations and other distillery operations; (c) contravene, conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, impair the rights of SANSAL under, or alter the obligations of any Person under, or create in any Person the right to terminate, amend, accelerate or cancel, or require any notice, report or other filing (whether with a Governmental Authority or any other Person) pursuant to, or result in the creation of a Lien on any of the assets or properties of SANSAL under, any note, bond, mortgage, indenture, Contract, License, permit, franchise or other instrument or obligation to which SANSAL is a party or by which SANSAL or any of its respective assets and properties are bound or affected; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by SANSAL or that otherwise relate to the business of, or any of the properties or assets owned or used by, SANSAL, except, in the case of clauses (b), (c) or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect on SANSAL.

Section 4.5     Subsidiaries. SANSAL does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise. There are no Contracts or other obligations (contingent or otherwise) of SANSAL to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, any other Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

Section 4.6     Organizational Documents. SANSAL has delivered or made available to ARMEAU true and correct copies of the Articles of Organization and limited liability company operating agreement of SANSAL (the “Operating Agreement”) and any other organizational documents of SANSAL, each as amended, and each such instrument is in full force and effect (the “SANSAL Organizational Documents”). SANSAL is not in violation of any of the provisions of the SANSAL Organizational Documents.

Section 4.7     Capitalization. Except for the SANSAL Interests, no limited liability company membership interests or other securities of SANSAL were issued, reserved for issuance or outstanding. Except as set forth in the Operating Agreement or as contemplated by this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, commitments, Contracts, arrangements or undertakings of any kind to which SANSAL or any of its members is a party or by which it or they are bound (a) obligating SANSAL to issue, deliver or sell, or cause to be issued, delivered or sold, equity or profit interests in, or any security convertible or exercisable for or exchangeable into an equity or profit interest in, SANSAL; (b) obligating SANSAL to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking; or (c) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of SANSAL. There are no (x) outstanding purchase options, call options, rights of first refusal, preemptive rights, subscription right or any similar rights relating to securities of SANSAL; or (y) Contracts or other obligations of SANSAL to repurchase, redeem or otherwise acquire any securities of SANSAL.

Section 4.8     No Brokers or Finders. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against SANSAL for any commission, fee or other compensation as a finder or broker, or in any similar capacity, based upon arrangements made by or on behalf of SANSAL, and SANSAL will indemnify and hold ARMEAU harmless against any liability or expense arising out of, or in connection with, any such claim.

Section 4.9     Compliance with Laws. The business and operations of SANSAL have been and are being conducted in accordance with all applicable Laws and Orders. SANSAL is not conflict with, or in default or violation of and, to the Knowledge of SANSAL, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of or default under, any (a) Law, rule, regulation, judgment or Order; or (b) note, bond, mortgage, indenture, Contract, License, permit, franchise or other instrument or obligation to which SANSAL is a party or by which SANSAL or any of its assets and properties are bound or affected and which could reasonably expected to have a Material Adverse Effect on SANSAL. There is no agreement, judgment or Order binding upon SANSAL which has, or could reasonably be expected to have, the effect of prohibiting or materially impairing any business practice of SANSAL or the conduct of business by SANSAL as currently conducted. SANSAL has filed all forms, reports and documents required to be filed with any Governmental Authority and SANSAL has made available such forms, reports and documents to ARMEAU. As of their respective dates, such forms, reports and documents complied in all material respects with the applicable requirements pertaining thereto and none of such forms, reports and documents contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.10  Certain Proceedings. There is no material Action pending against, or to the Knowledge of SANSAL, threatened against or affecting, SANSAL by any Governmental Authority or other Person with respect to SANSAL or its business or that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. SANSAL, or to the Knowledge of SANSAL, has not been a party to any material litigation or, within the past two (2) years, the subject of any threat of material litigation (litigation shall be deemed “material” if the amount at issue exceeds the lesser of $50,000 per matter or $250,000 in the aggregate). SANSAL is not in violation of and, to the Knowledge of SANSAL, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law, rule, regulation, judgment or Order. Neither SANSAL nor any past or present manager or officer (in his or her capacity as such) or Affiliate, is or has been the subject of any civil, criminal, or administrative Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. Neither SANSAL nor any past or present manager or officer (in his or her capacity as such) or Affiliate, have any reason to believe that they will be the subject of any civil, criminal, or administrative Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. Neither SANSAL nor any past or present manager or officer (in his or her capacity as such) or Affiliate, has any reason to believe that they will be the subject of any civil, criminal, or administrative Action brought by any federal or state agency.

Section 4.11  Contracts. Except as set forth in Section 4.11 of the SANSAL Disclosure Schedule, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of SANSAL. SANSAL is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on SANSAL.

Section 4.12   Financial Statements and Tax Matters.

(a)     Financial Statements; Books and Records; Accounts Receivable.

(i)     SANSAL has delivered to ARMEAU the financial statements attached as Section 4.12 of the SANSAL Disclosure Schedules Section 4.12 of the SANSAL Disclosure Schedule (the “SANSAL Financial Statements”). The SANSAL Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the financial position of SANSAL as of and for the dates thereof and the results of operations for the periods then ended.

(ii)     The books and records of SANSAL are complete and correct in all material respects and have been maintained in accordance with sound business practices consistent with industry standards.

(iii)    The accounts receivable of SANSAL are reflected on the books and records of SANSAL and represent valid obligations arising from the sale of products or performance of services in the Ordinary Course o f Business. To the Knowledge of SANSAL, the accounts receivable are current and collectible net of the respective reserves established on SANSAL’s books and records in accordance with past practices consistently applied. To the Knowledge of SANSAL, there is no contest, claim or right of set -off under any Contract relating to accounts receivable with respect to the amount or validity of such accounts receivable.

(b)     Absence of Certain Changes. Since the date of the latest balance sheet included in the SANSAL Financial Statements, SANSAL has been operated, in the ordinary course and consistent with past practice and, in any event, there has not been: (i) any adverse change in the business, condition (financial or otherwise), operations, results of operations or prospects of SANSAL, which could reasonably be expected to have a Material Adverse Effect on SANSAL; (ii) any loss or, to the Knowledge of SANSAL, threatened or contemplated loss, of business of any customers or suppliers of SANSAL which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on SANSAL; (iii) any loss, damage, condemnation or destruction to any of the properties of SANSAL (whether or not covered by insurance); (iv) any borrowings by SANSAL other than trade payables arising in the ordinary course of the business and consistent with past practice; or (v) any sale, transfer or other disposition of any of the assets other than in the ordinary course of the business and consistent with past practice.

(c)      Tax Returns. SANSAL has filed all Tax Returns required to be filed (if any) by or on behalf of SANSAL and has paid all Taxes of SANSAL required to have been paid (whether or not reflected on any Tax Return). No Governmental Authority in any jurisdiction has made a claim, assertion or threat to SANSAL that SANSAL is or may be subject to taxation by such jurisdiction; there are no Liens with respect to Taxes on SANSAL’s property or assets; and there are no Tax rulings, requests for rulings, or closing agreements relating to SANSAL for any period (or portion of a period) that would affect any period after the date hereof.

(d)     No Adjustments, Changes. Neither SANSAL nor any other Person on behalf of SANSAL (a) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law.

(e)     No Disputes. There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of SANSAL, nor is any such claim or dispute pending or contemplated. SANSAL has delivered to ARMEAU true, correct and complete copies of all Tax Returns and examination reports and statements of deficiencies assessed or asserted against or agreed to by SANSAL, if any, since its inception and any and all correspondence with respect to the foregoing.

Section 4.13   Internal Accounting Controls. SANSAL maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. SANSAL has established disclosure controls and procedures for SANSAL and designed such disclosure controls and procedures to ensure that material information relating to SANSAL is made known to the officers by others within SANSAL. SANSAL’s officers have evaluated the effectiveness of the SANSAL’s controls and procedures. Since SANSAL’s Most Recent Fiscal Year End, there have been no significant changes in SANSAL’s internal controls or, to the Knowledge of SANSAL, in other factors that could significantly affect SANSAL’s internal controls.

Section 4.14   Labor Matters.

(a)     There are no collective bargaining or other labor union agreements to which SANSAL is a party or by which it is bound. No material labor dispute exists or, to the Knowledge of SANSAL and the Members, is imminent with respect to any of the employees of SANSAL.

(b)     SANSAL is in full compliance with all Laws regarding employment, wages, hours, benefits, equal opportunity, collective bargaining, the payment of Social Security and other taxes, and occupational safety and health. SANSAL is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

(c)     No manager, officer or employee of SANSAL is a party to, or is otherwise bound by, any Contract (including any confidentiality, non-competition or proprietary rights agreement) with any other Person that in any way adversely affects or will materially affect (i) the performance of his or her duties as a manager, officer or employee of SANSAL; or (ii) the ability of SANSAL to conduct its business. Each employee of SANSAL is employed on an at-will basis and the SANSAL does not have any Contract with any of its employees which would interfere with its ability to discharge its employees.

Section 4.15   Employee Benefits.

(a)    SANSAL does not, and since its inception never has, maintained or contributed to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of SANSAL. There are not any employment, consulting, indemnification, severance or termination agreements or arrangements between SANSAL and any current or former employee, officer or director of SANSAL, nor does SANSAL have any general severance plan or policy.

(b)     SANSAL does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other benefit plan for the benefit of any current or former employees, consultants, officers or directors of SANSAL.

(c)     Neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each manager, officer, employee and consultant of SANSAL, will result in (i) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from SANSAL; (ii) any increase in the amount of compensation or benefits payable to any such individual; or (iii) any acceleration of the vesting or timing of payment of compensation payable to any such individual. No arrangement or other Contract of SANSAL provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of SANSAL.

Section 4.16   Title to Assets. SANSAL has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which SANSAL has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of SANSAL to conduct business as currently conducted.

Section 4.17   Intellectual Property. Section 4.17 of the SANSAL Disclosure Schedule sets forth a true and correct list of Intellectual Property used by SANSAL in its business as presently conducted, which constitutes all of the Intellectual Property needed by SANSAL to operate its business as presently conducted. SANSAL is the sole and exclusive owner of or has a license or other right to sue the Intellectual Property, free and clear of any Liens and, to the Knowledge of SANSAL, any infringing or diluting uses thereof by third parties. SANSAL has neither abandoned nor granted any license, permit or other consent or authorization to any third party to use any of the Intellectual Property None of the Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, injunction or restriction or agreement restricting the scope or use thereof. To the Knowledge of SANSAL, none of the Intellectual Property infringes on any trademarks, Internet domain names, copyrights or any other intellectual property rights of any kind of any third party.

Section 4.18   Environmental Laws. SANSAL (a) is in compliance in all material respects with all Environmental Laws; (b) has received all Licenses or other approvals required of it under applicable Environmental Laws to conduct its business; and (c) is in compliance with all terms and conditions of any such License or approval where, in each of the foregoing clauses (a), (b) and (c), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on SANSAL. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, Licenses, notices or notice letters, Orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

Section 4.19   Transactions with Affiliates and Employees. Except as set forth in the SANSAL Financial Statements, no member, manager, officer or employee of SANSAL or any Affiliate of any such Person, has or has had, either directly or indirectly, an interest in any transaction with SANSAL (other than for services as managers, directors, officers and employees), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Person or, to the Knowledge of SANSAL, any entity in which any such Person has an interest or is a director, manager, officer, trustee or partner.

Section 4.20   Liabilities. SANSAL has no Liability (and there is no Action pending, or to the Knowledge of SANSAL, threatened against SANSAL that could reasonably be expected to give rise to any Liability). SANSAL is not a guarantor nor is it otherwise liable for any Liability or obligation (including Indebtedness) of any other Person.

Section 4.21  Absence of Certain Changes or Events. Since the SANSAL Most Recent Fiscal Year End (a) SANSAL has conducted its business only in Ordinary Course of Business; and (b) there has not been any change in the assets, Liabilities, financial condition or operating results of SANSAL since, except changes in the Ordinary Course of Business that have not caused, in the aggregate, a Material Adverse Effect on SANSAL. SANSAL has not taken any steps to seek protection pursuant to any Law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does SANSAL have any Knowledge or reason to believe that any of SANSAL’s creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ARMEAU

ARMEAU hereby represents and warrant to SANSAL and the Members, subject to the exceptions and qualifications specifically set forth or disclosed in writing in the SEC Reports, as follows:

Section 5.1    Organization and Qualification. ARMEAU is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate authority and power, Licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it, and is duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on ARMEAU. The ARMEAU Shares are presently quoted on the Principal Market. and ARMEAU is not subject to any notice that it no longer qualified for such quotation or that it has received any notice from the SEC that it has or will commence, institute or bring a proceeding pursuant to Section 12(j) of the Exchange Act.

Section 5.2     Authority. ARMEAU has all requisite authority and power, Licenses, authorizations, consents and approvals to enter into and deliver this Agreement and any of the other Transaction Documents to which ARMEAU is a party and any other certificate, agreement, document or instrument to be executed and delivered by ARMEAU in connection with the transactions contemplated hereby and thereby and to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by ARMEAU and the performance by ARMEAU of its respective obligations hereunder and thereunder and the consummation by ARMEAU of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of ARMEAU. ARMEAU is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Person or Governmental Authority in order for the Parties to execute, deliver or perform this Agreement or the transactions contemplated hereby. This Agreement has been, and each of the Transaction Documents to which ARMEAU is a party will be, duly and validly authorized and approved, executed and delivered by ARMEAU.

Section 5.3     Binding Obligations. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties hereto and thereto other than ARMEAU, this Agreement and each of the Transaction Documents to which ARMEAU is a party are duly authorized, executed and delivered by ARMEAU and constitutes the legal, valid and binding obligations of ARMEAU enforceable against ARMEAU in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 5.4    No Conflicts. Neither the execution nor the delivery by ARMEAU of this Agreement or any Transaction Document to which ARMEAU is a party, nor the consummation or performance by ARMEAU of the transactions contemplated hereby or thereby will, directly or indirectly, contravene, conflict with, or result in (a) a violation of any provision of ARMEAU Organizational Documents; (b) a violation of any Law, Order, charge or other restriction or decree of any Governmental Authority or any rule or regulation of the Principal Market applicable to ARMEAU, or by which ARMEAU or any of its respective assets and properties are bound or affected; (c) a violation of, any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, impair the rights of ARMEAU under, or alter the obligations of any Person under, or create in any Person the right to terminate, amend, accelerate or cancel, or require any notice, report or other filing (whether with a Governmental Authority or any other Person) pursuant to, or result in the creation of a Lien on any of the assets or properties of ARMEAU under, any note, bond, mortgage, indenture, Contract, License, permit, franchise or other instrument or obligation to which ARMEAU is a party or by which ARMEAU or any of its respective assets and properties are bound or affected; or (d) a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Licenses, permits, authorizations, approvals, franchises or other rights held by ARMEAU or that otherwise relate to the business of, or any of the properties or assets owned or used by, ARMEAU, except, in the case of clauses (b), (c) or (d), for any such contraventions, conflicts, violations, or other occurrences as could not reasonably be expected to have a Material Adverse Effect on ARMEAU.

Section 5.5     Subsidiaries. Except as set forth in the SEC Reports, ARMEAU does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise. There are no Contracts or other obligations (contingent or otherwise) of ARMEAU to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, any other Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

Section 5.6    Organizational Documents. ARMEAU has delivered or made available to SANSAL and the Members a true and correct copy of its Articles of Incorporation, Bylaws and any other organizational documents, each as amended, and each such instrument is in full force and effect (the “ARMEAU Organizational Documents”). ARMEAU is not in violation of any of the provisions of the ARMEAU Organizational Documents. The minute books (containing the records or meetings of the shareholders, the board of directors and any committees of the board of directors), the stock certificate books, and the stock record books of ARMEAU, each as provided or made available to the SANSAL, are correct and complete.

Section 5.7     Capitalization.

(a)      The authorized and outstanding capitalization of ARMEAU is as set forth in the SEC Reports. Except as set forth in the SEC Reports, no shares of capital stock or other voting securities of ARMEAU were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of ARMEAU are, and all such shares that may be issued prior to the Closing Date will be when issued, duly authorized, validly issued, fully paid and nonassessable, have been issued in accordance with all applicable Laws, including, but not limited to, the Securities Act, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Laws of the jurisdiction of ARMEAU’s organization, the ARMEAU Organizational Documents or any Contract to which ARMEAU is a party or otherwise bound. Except as set forth in the ARMEAU Reports, there are no any bonds, debentures, notes or other Indebtedness of ARMEAU having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of common stock of may vote. Except as set forth in the SEC Reports, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which ARMEAU is a party or by which it is bound (i) obligating ARMEAU to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, ARMEAU; (ii) obligating ARMEAU to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking; or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of ARMEAU. Except as set forth in the SEC Reports, there are no outstanding Contracts or obligations of ARMEAU to repurchase, redeem or otherwise acquire any shares of capital stock of ARMEAU. Except as set forth in the SEC Reports, there are no registration rights, proxies, voting trust agreements or other agreements or understandings with respect to any class or series of any capital stock or other security of ARMEAU. The shareholder list provided to the SANSAL and the Members is a current shareholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the ARMEAU Shares.

(b)     The issuance of the ARMEAU Shares to the Members has been duly authorized and, upon issuance to the Members of certificates therefor in accordance with the terms of this Agreement, the ARMEAU Shares will have been duly and validly issued, fully paid and nonassessable, have the rights, preferences and privileges specified, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens created by the Members and restrictions on transfer imposed by this Agreement and the Securities Act.

Section 5.8    Compliance with Laws. The business and operations of ARMEAU have been and are being conducted in accordance with all applicable Laws and Orders. ARMEAU is not conflict with, or in default or violation of and, to the Knowledge of ARMEAU, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of or default under, any (a) Law, rule, regulation, judgment or Order; or (b) note, bond, mortgage, indenture, Contract, License, permit, franchise or other instrument or obligation to which ARMEAU is a party or by which ARMEAU or any of its respective assets and properties are bound or affected. There is no agreement, judgment or Order binding upon ARMEAU which has, or could reasonably be expected to have, the effect of prohibiting or materially impairing any business practice of ARMEAU or the conduct of business by ARMEAU as currently conducted. ARMEAU has filed all forms, reports and documents required to be filed with any Governmental Authority and ARMEAU has made available such forms, reports and documents to SANSAL and the Members As of their respective dates, such forms, reports and documents complied in all material respects with the applicable requirements pertaining thereto and none of such forms, reports and documents contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.9    Certain Proceedings. Except as set forth in the SEC Reports, there is no Action pending against, or to the Knowledge of ARMEAU, threatened against or affecting, ARMEAU by any Governmental Authority or other Person with respect to ARMEAU or its business or that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. ARMEAU, or to the Knowledge of ARMEAU, has not been a party to any material litigation or, within the past two (2) years, the subject of any threat of material litigation (litigation shall be deemed “material” if the amount at issue exceeds the lesser of $2,500 per matter or $10,000 in the aggregate). ARMEAU is not in violation of and, to the Knowledge of ARMEAU, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law, rule, regulation, judgment or Order. Neither ARMEAU nor any past or present director or officer (in his or her capacity as such) or affiliate, is or has been the subject of any civil, criminal, or administrative Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. Neither ARMEAU nor any past or present director or officer (in his or her capacity as such) or affiliate, have any reason to believe that they will be the subject of any civil, criminal, or administrative Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. Neither ARMEAU nor any past or present director or officer (in his or her capacity as such) or affiliate, have any reason to believe that they will be the subject of any civil, criminal, or administrative Action brought by any federal or state agency.

Section 5.10  No Brokers or Finders. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against ARMEAU for any commission, fee or other compensation as a finder or broker, or in any similar capacity, based upon arrangements made by or on behalf of ARMEAU, and ARMEAU will indemnify and hold SANSAL and the Member harmless against any liability or expense arising out of, or in connection with, any such claim.

Section 5.11     Contracts. Except as disclosed in the SEC Reports, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of ARMEAU. ARMEAU is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect of ARMEAU.

Section 5.12     Tax Matters.

(a)           Tax Returns. ARMEAU has filed all Tax Returns required to be filed (if any) by or on behalf of ARMEAU and has paid all Taxes of ARMEAU required to have been paid (whether or not reflected on any Tax Return). No Governmental Authority in any jurisdiction has made a claim, assertion or threat to ARMEAU that ARMEAU is or may be subject to taxation by such jurisdiction; there are no Liens with respect to Taxes on ARMEAU’s property or assets; and there are no Tax rulings, requests for rulings, or closing agreements relating to ARMEAU for any period (or portion of a period) that would affect any period after the date hereof.

(b)          No Adjustments, Changes. Neither ARMEAU nor any other Person on behalf of ARMEAU (i) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (ii) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law.

(c)           No Disputes. There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of ARMEAU, nor is any such claim or dispute pending or contemplated. ARMEAU has delivered to the SANSAL true, correct and complete copies of all Tax Returns and examination reports and statements of deficiencies assessed or asserted against or agreed to by ARMEAU, if any, since its inception and any and all correspondence with respect to the foregoing.

(d)          No Other Arrangements. ARMEAU is not a party to any Contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code. ARMEAU is not a “consenting corporation” within the meaning of Section 341(f) of the Code. ARMEAU does not have any “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168(g) or (h), respectively of the Code. ARMEAU does not have any outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information to or from a Governmental Authority in connection with any Tax matter. During the last two years, ARMEAU has not engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code. SANSAL is not a party to any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

Section 5.13      Title to Assets.           ARMEAU has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which ARMEAU has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of ARMEAU to conduct business as currently conducted.

Section 5.14      SEC Reports.

(a)           ARMEAU has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the Exchange Act (the “SEC Reports”).

(b)           As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All material Contracts to which ARMEAU is a party or to which the property or assets of ARMEAU are subject have been filed as exhibits to or incorporated by reference in the SEC Reports and to the extent required under the Exchange Act, as applicable. The financial statements of ARMEAU included in the SEC Reports comply in all respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements as permitted by Form 10-Q), and fairly present in all material respects (subject in the case of unaudited statements, to normal, recurring audit adjustments) the financial position of ARMEAU as at the dates thereof and the results of its operations and cash flows for the periods then ended. The disclosure set forth in the SEC Reports regarding ARMEAU’s business is current and complete and accurately reflects operations of ARMEAU as it exists as of the date hereof.

Section 5.14      Listing and Maintenance Requirements. ARMEAU is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing or quotation of the ARMEAU Shares on the Principal Market. The issuance of the ARMEAU Shares under this Agreement does not contravene the rules and regulations of the Principal Market and no approval by the shareholders of ARMEAU is required for ARMEAU to issue and deliver the ARMEAU Shares to the Members at Closing.

Section 5.15      Undisclosed Events. No event, Liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to ARMEAU, or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by ARMEAU under the Securities Act in a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by ARMEAU of its common stock and which has not been publicly announced.

ARTICLE VI

POST CLOSING COVENANTS

Section 6.1      General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

Section 6.2      Public Announcements. Within four (4) business days of the Closing Date, ARMEAU shall file with the SEC a Form 8-K, describing the material terms of the transactions contemplated hereby. The Parties shall consult with each other in issuing the Form 8-K and any press releases or otherwise making public statements or filings and other communications with the SEC or any regulatory agency or stock market or trading facility with respect to the transactions contemplated hereby and no Party shall issue any such press release or otherwise make any such public statement, filings or other communications without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by Law, in which case the disclosing Party shall provide the other Parties with prior notice of no less than three (3) calendar days, of such public statement, filing or other communication and shall incorporate into such public statement, filing or other communication the reason incorporate into such public statement, filing or other communication the reasonable comments of the other Parties.

ARTICLE VII SURVIVAL;
INDEMNIFICATION

Section 7.1      Survival. All representations, warranties, covenants, and obligations in this Agreement shall survive the Closing, and for a period of one (1) year after which they shall be of no further force and effect, other than those set forth in Sections 3.1, 3.2, 3.3, 3.4, 4.1, 4,2, 4.3, 4.4, 5.1, 5.2, 5.3 and 5.4, which shall survive indefinitely, and those related to Tax Matters set forth in Sections 4.12 and 5.12, which shall survive until forty-five (45) days after the expiration of applicable statutes of limitations. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

Section 7.2      Indemnification.

(a)           From and after the execution of this Agreement, ARMEAU shall indemnify and hold harmless the SANSAL Indemnified Parties, from and against any all costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, “Damages”) arising, directly or indirectly, from or in connection with:

(i) any breach (or alleged breach) of any representation or warranty made by ARMEAU in this Agreement or any Transaction Document or in any certificate delivered by ARMEAU pursuant to this Agreement; or (ii) any breach (or alleged breach) by ARMEAU of any covenant or obligation of ARMEAU in this Agreement or any Transaction Document required to be performed by ARMEAU on or prior to the Closing Date or by ARMEAU after the Closing Date.

(b)          From and after the execution of this Agreement, SANSAL and the Members, severally and not jointly, shall indemnify and hold harmless the ARMEAU Indemnified Parties, from and against any all Damages arising, directly or indirectly, from or in connection with: (i) any breach (or alleged breach) of any representation or warranty made by SANSAL or the Member in this Agreement or any Transaction Document or in any certificate delivered by SANSAL or the Members pursuant to this Agreement; or (ii) any breach (or alleged breach) by SANSAL or the Members of any covenant or obligation of SANSAL or Members in this Agreement or any Transaction Document required to be performed by SANSAL or the Members on or prior to the Closing Date or by SANSAL or the Members after the Closing Date.

Section 7.3      Matters Involving Third Parties. Promptly after the assertion of any claim by a third party or occurrence of any event which may give rise to a claim for indemnification from an indemnifying party ("Indemnifying Party") under this Article VII, an indemnified party ("Indemnified Party") shall notify the Indemnitor in writing of such claim. The Indemnitor shall have the right to assume the control and defense of any such action (including, but without limitation, tax audits), provided that the Indemnitee may participate in the defense of such action subject to the Indemnitor's reasonable direction and at Indemnitee's sole cost and expense. The party contesting any such claim shall be furnished all reasonable assistance in connection therewith by the other party and be given full access to all information relevant thereto. In no event shall any such claim be settled without the Indemnitor's consent.

Section 7.4      Exclusive Remedy. The Parties acknowledge and agree that the indemnification provisions in this Article VII shall be the exclusive remedies of the Parties with respect to the transactions contemplated by this Agreement, other than for fraud and willful misconduct.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

Section 8.1      Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

Section 8.2      Confidentiality.

(a)          The Parties will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another Person in connection with this Agreement or the transactions contemplated by this Agreement, unless (i) such information is already known to such Party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party; (ii) the use of such information is necessary or appropriate in making any required filing with the SEC, or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

(b)           In the event that any Party is required to disclose any information of another Person pursuant to clause (ii) or (iii) of Section 8.2(a) above, the Party requested or required to make the disclosure (the “disclosing party”) shall provide the Person that provided such information (the “providing party”) with prompt notice of any such requirement so that the providing party may seek a protective Order or other appropriate remedy and/or waive compliance with the provisions of this Section 8.2. If, in the absence of a protective Order or other remedy or the receipt of a waiver by the providing party, the disclosing party is nonetheless, in the opinion of counsel, legally compelled to disclose the information of the providing party, the disclosing party may, without liability hereunder, disclose only that portion of the providing party’s information which such counsel advises is legally required to be disclosed, provided that the disclosing party exercises its reasonable efforts to preserve the confidentiality of the providing party’s information, including, without limitation, by cooperating with the providing party to obtain an appropriate protective Order or other relief assurance that confidential treatment will be accorded the providing party’s information.

(c)          If the transactions contemplated by this Agreement are not consummated, each Party will return or destroy all of such written information each party has regarding the other Parties.

Section 8.3      Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (a) if personally delivered, on the Business Day of such delivery (as evidenced by the receipt of the personal delivery service); (b) if mailed by certified mail, return receipt requested, two (2) Business Days after being mailed; or (c) if delivered by overnight courier (with all charges having been prepaid), on the Business Day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing. If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 8.3), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

If to ARMEAU, to:	6610 North University Drive, Suite 200
Tamarac, FL 33321
Attention: President

If to SANSAL or the Members,
to:	8648 Lake Davis Rd
Pueblo, CO 81005
Attention: Manager

or such other address as shall be furnished in writing by any Party in the manner for giving notices hereunder.

Section 8.4      Further Assurances. The Parties agree (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 8.5      Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 8.6      Entire Agreement and Modification. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party against whom the enforcement of such amendment is sought.

Section 8.7      Assignments, Successors, and No Third-Party Rights. No Party may assign any of its rights under this Agreement without the prior consent of the other Parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties.

Section 8.8      Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 8.9     Section Headings. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Article” or “Articles” or “Section” or “Sections” refer to the corresponding Article or Articles or Section or Sections of this Agreement, unless the context indicates otherwise.

Section 8.10  Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise expressly provided, the word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of such representation, warranty, or covenant. All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

Section 8.11   Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission, electronic delivery, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile, electronic copy, or “.pdf” signature page were an original thereof.

Section 8.12   Governing Law; Submission to Jurisdiction; Attorneys’ Fees. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to conflicts of Laws principles. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of Florida, Miami-Dade County, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.3 above. Nothing in this Section 8.3, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity. In any action brought to interpret to enforce this Agreement, the prevailing Party or Parties shall be entitled to recover all cost related thereto from the non-prevailing Party or Parties, including attorneys’ fees and costs at both the trial and appellate levels.

Section 8.13 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WANES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGESFOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

ARMEAU:

ARMEAU BRANDS, INC.

By:	/s/ Jaitegh Singh
Jaitegh Singh, President

SANSAL:

271 LAKE DAVIS HOLDINGS, LLC D/B/A SANSAL

By:	/s/ Alexander Salgado
Alexander Salgado, Manager

THE MEMBERS:

/s/ Alexander M. Salgado
Alexander M. Salgado

/s/ Erduis Sanabria
Erduis Sanabria

YCA HOLDINGS, LLC

By:	/s/ Yeylys Cabrera
Name: Yeylys Cabrera
Title: CEO

YM LIMITED INVESTMENTS LLC

By:	/s/ Yenier Mirabales
Name:Yenier Mirabales
Title: Manager

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

VELIZ INVESTMENTS GROUP, LLC

By:	/s/ Victor Veliz
Name: Victor Veliz
Title: Manager

/s/ Edi Israelov
Edi Israelov

/s/ Alejandro Osorio
Alejandro Osorio

/s/ Etniel Sanabria
Etniel Sanabria

/s/ Henry Yanez
Henry Yanez

/s/ Joseph Michael Urciuoli
Joseph Michael Urciuoli

CFO VENTURES, INC.

By:	/s/ Oscar Ferreira
Name: Oscar Ferreira
Title: President

AL UNLIMITED INVESTMENT, INC.

By:	/s/ Alexander Polanco
Name: Alexander Polanco
Title: President

MENENDEZ INVESTMENTS, LLC

By:	/s/ Rosa Menendez
Name: Rosa Menendez
Title: President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

CAO INVESTMENT GROUP, LLC

By:	/s/ Erik Cao
Name: Erik Cao
Title: Manager

/s/ Faullin Marshall Paletsky
Faullin Marshall Paletsky

/s/ Brenna Leigh Steinberg
Brenna Leigh Steinberg

7 MILE INVESTMENTS, LLC

By:	/s/ Francisco Valcarce
Name: Francisco Valcarce
Title: President

R & J QUALITY INVESTMENTS, LLC

By:	/s/
Name:
Title:

RUMAR INVESTMENTS, LLC

By:	/s/ Maricela Nicolas
Name: Maricela Nicolas
Title: President/Manager

/s/ Jesus Muley Pratts
Jesus Muley Pratts

NEW DAYS INVESTMENTS LLC

By:	/s/ Miguel Lopez
Name: Miguel Lopez
Title: Manager

DIAZ & ASSOCIATES INVESTMENTS LLC

By:	/s/ Elizabeth Diaz
Name: Elizabeth Diaz
Title: Manager

e5 HOLDINGS I, LLC

By:	/s/ Manuel Enriquez
Name: Manuel Enriquez
Title: Manager

EXHIBIT A

The Members

Name of Member	SANSAL Interest (%)	Number of Armeau Shares

Alexander M. Salgado	12.1375	946,725

Erduis Sanabria	12.1375	946,725

YCA Holdings, LLC	5.0	390,000

YM Limited Investments LLC	2.0	156,000

Veliz Investments Group, LLC	7.5	585,000

Edi Israelov	7.0	546,000

Alejandro Osorio	0.375	29,250

Etniel Sanabria	5.05	393,900

Henry Yanez	0.875	68,250

Joseph Michael Urciuoli	0.325	25,350

CFO Ventures, Inc.	5.0	390,000

AL Unlimited Investment, Inc.	5.0	390,000

Menendez Investments, LLC	1.0	78,000

CAO Investment Group, LLC	4.0	312,000

Faullin Marshall Paletsky and Brenna Leigh Steinberg JT	3.5	273,000

7 Mile Investments, LLC	10.0	780,000

R&J Quality Investments, LLC	2.5	195,000

Rumar Investments, LLC	4.0	312,000

Jesus Muley Pratts	0.1	7,800

Name of Member	SANSAL Interest (%)	Number of Armeau Shares

New Days Investments LLC	3.0	234,000

Diaz & Associates Investments, LLC	4.5	351,000

e5 Holdings I, LLC	5.0	390,000

34